Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Completes Private Placement of Common Stock
BATAVIA, NY, November 23, 2005 — Graham Corporation (AMEX: GHM), a global designer, manufacturer, and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers for the oil refining, petrochemical and power generation industries, today reported that it has completed the sale of 198,246 shares of its common stock at $18.00 per share. The shares, which were offered pursuant to a prospectus filed by the Company with the Securities and Exchange Commission on November 14, 2005, were sold in privately negotiated transactions. Previously, the shares were held in the Company’s treasury account.
William C. Johnson, President and CEO of Graham Corp. noted, “We have accomplished several objectives with this transaction. In addition to raising additional capital which will support the changes we are effecting in the organization, we have diversified our stockholder base, broadened our institutional ownership and provided additional float in the market.”
The gross offering proceeds for Graham Corp. was approximately $3.6 million.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to the Company’s its expectations of growth, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties which include, but are not limited to, customer preferences and changes in market conditions in the industries in which the Company operates. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
- END -